Exhibit 99.1

Freescale Semiconductor provides outlook for third quarter 2004 results

    AUSTIN, Texas--(BUSINESS WIRE)--Sept. 7, 2004--Following the conclusion of the quiet period related to its initial public offering in July 2004, Freescale Semiconductor (NYSE:FSL), today announced the following:

    -- The company expects net sales for the third quarter ending October 2, 2004 to range between $1.40 billion and $1.45 billion, compared to $1.23 billion in the third quarter of 2003.

    -- Gross margin percentage for the third quarter of 2004 is expected to be approximately 38%, compared to the 30.3% reported in the third quarter of 2003.

    The company expects to report its actual third quarter 2004 results on October 19, 2004. In future quarters, the company does not intend to provide mid-quarter updates and instead intends to provide guidance for the next quarter at the time it reports the current quarter results.

    Caution Regarding Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that may be identified by words such as "expects," "estimates" or words of similar meaning and include, but are not limited to, statements regarding the company's outlook and goals. Forward-looking statements are based on management's current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that could cause actual outcomes to differ materially from such statements.
    You are urged to carefully consider the following important factors that could cause actual outcomes to differ materially from the expectations of the company and its management: (1) any substantial and unanticipated reduction in sales; (2) a decline in market demand for the company's products, including the market demand for end products that incorporate the company's products; (3) the intensely competitive and cyclical nature of the semiconductor industry, and the company's ability to compete in products and prices in such an environment; (4) the company's reliance on, and the anticipated benefits of, third-party design and/or manufacturing relationships;
(5) a downturn in the communications equipment and transportation industries into which the company's products are sold; (6) economic, social and political conditions in the countries in which the company, its customers or its suppliers operate, including security risks, health conditions, possible disruption in transportation networks and fluctuations in foreign currency exchange rates; (7) the company's ability to develop, manufacture and market innovative products in a rapidly changing technological environment, and to establish brand identity. These and other risks are described in the registration statement on Form S-1 (File No. 333-111250) and in the company's other SEC filings. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information and/or future developments.

    About Freescale Semiconductor

    Freescale Semiconductor, Inc. (NYSE:FSL) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. (NYSE:MOT). The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale Semiconductor's 2003 sales were $4.9 billion (USD). For more information: www.freescale.com.

    CONTACT: Freescale Semiconductor, Austin
             Investors:
             Mitch Haws, 512-895-2454
             mitch.haws@freescale.com
             or
             Media:
             Tim Doke, 512-895-1791
             tim.doke@freescale.com